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On April 19, 2016, Green Dot Corporation began using the following presentation materials in meetings with investors.

The Right Team with The Right Plan Already Creating Significant Shareholder Value April 19, 2016

Disclosures Forward-Looking Statements This presentation contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including about the Company’s strategy for growth, product development, market position, anticipated benefits of cost savings initiatives and investments in “high-potential” initiatives, expenditures and financial results. Actual results may differ materially from those contained in the forward-looking statements contained in this presentation, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the timing and impact of revenue growth activities and investments, the Company's dependence on revenues derived from Walmart and three other retail distributors, impact of competition, the Company's reliance on retail distributors for the promotion of its products and services, the rate of adoption or demand for the Company's new and existing products and services, continued and improving returns from the Company's investments in new growth initiatives, potential difficulties in integrating operations of acquired entities and acquired technologies, the Company's ability to operate in a highly regulated environment, our ability to obtain regulatory approval for new products, changes to existing laws or regulations affecting the Company's operating methods or economics, the Company's reliance on third-party vendors, changes in credit card association or other network rules or standards, changes in card association and debit network fees or products or interchange rates, instances of fraud developments in the prepaid financial services industry that impact prepaid debit card usage generally, business interruption or systems failure, and the Company's involvement litigation or investigations. These and other risks are discussed in greater detail in the Company's Securities and Exchange Commission (“SEC”) filings, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on the Company's investor relations website at ir.greendot.com and on the SEC website at www.sec.gov. The Company assumes no obligation to update this information as a result of future events or developments except as may be required by applicable law. Important Additional Information The Company has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card with the SEC on April 18, 2016 in connection with the solicitation of proxies for the 2016 Annual Meeting of Stockholders. Investors and stockholders may obtain a copy of the Proxy Statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. Green Dot stockholders may obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request from the Company’s proxy solicitor for the 2016 Annual Meeting, Innisfree M&A Incorporated, toll-free at (877) 800-5186 (banks and brokers may call collect at (212) 750-5833).

Long-Term Strategic Focus

Proven Board and Management Performance

- Guided Company's evolution from a niche prepaid card provider with a highly-concentrated revenue stream into a diversified "FinTech" leader with multiple award-winning products and vast distribution in retail locations, online and through all major app stores
- Beat a broad field of much larger competitors to maintain position as the undisputed leader in prepaid industry
- Outstanding execution on key strategic and other initiatives:
  - Signed long-term renewal with largest retail distributor
  - Successfully integrated several highly accretive acquisitions that diversified revenue and increased market share
  - Received regulatory approval for a $150 million share repurchase program (~15% of outstanding shares) and repurchased $100 million since September 2015
  - Received regulatory approval to use its bank charter for consumer lending
  - Achieved consolidated double-digit revenue and adjusted EBITDA growth in 2015 with ten year revenue CAGR of 33%[1]
  - Already making significant progress on compelling Six-Step Plan to achieve at least $1.75 Non-GAAP EPS by 2017
- Investors are responding, driving Green Dot's shares 33% higher YTD through 4/15/16

[1] Revenues for 2010 and 2015 exclude the impact of stock-based retailer incentive compensation, a contra-revenue component of the Green Dot's total operating revenues, of $13.4M and $2.5M, respectively. Revenues for 2015 also exclude the impact of $2.0M of certain co-op advertising costs recognized as contra-revenue under GAAP. Prior to 2015, Green Dot did not have any co-op advertising costs recorded as contra-revenue.

GREEN DOT CORPORATION
reinventing personal banking for the masses

Why reset the Company right at the time when shareholders are beginning to make money?

3

Green Dot’s strong, independent board is holding management accountable for delivering its Six-Step Plan to achieve $1.75+ in Non-GAAP EPS in 2017

Six-Step Plan to Achieve $1.75+ in Non-GAAP EPS by 2017 INITIATIVE STATUS STEP 1: Launch new prepaid products with materially better unit economics at all 100,000 retailers ON SCHEDULE: Walmart was fully rolled out on-time and on-budget in Q1. Green Dot’s remaining major retailers completed by May. STEP 2: Bring back MoneyPak DONE! The new MoneyPak rolled out on-time and on-budget at Rite Aid, with Walgreens, Kroger and other retailers to follow. STEP 3: Make modest investments in “high-potential” initiatives DONE! Uber rolled out an integrated GoBank checking account to its partner drivers. DONE! Walgreens agreed to materially increase Green Dot’s shelf space by eliminating a competitor and replacing it with Green Dot branded products. ON SCHEDULE: Green Dot Money Lending Marketplace is on track to launch by June. ON SCHEDULE: Green Dot Bank received regulatory approval to engage in consumer lending starting with secured credit cards targeted for Q3. STEP 4: Deploy major platform initiatives that drive approximately $11 million or more in cost reductions in 2016 and $20 million in cost reductions in 2017 ON SCHEDULE: First two waves of the processor migration project are complete with two more to go. DONE! Green Dot’s Shanghai Technology Development Center now produces a majority of the Company’s code, which we believe will cut millions annually from technology costs. ON SCHEDULE: The Green Dot Direct consolidation project (bringing together five online properties and two direct mail programs to operate as one) delivered $13 million in savings in 2015 and we expect it to contribute millions more in 2016 and 2017. DONE! Implementation of new technology that drives Green Dot’s enterprise risk and customer care platforms have driven millions in operating savings in 2015 and are expected to drive millions more in 2016. STEP 5: Make opportunistic and accretive acquisitions using cash on-hand and/or debt IN PROCESS: We continue to seek and evaluate potential new, accretive acquisition opportunities. STEP 6: Continue to buy back stock at a rate of $50 million annually DONE! In April 2016, Green Dot announced another $50 million Accelerated Share Repurchase Plan (ASR). We have so far spent $100 million of our total $150 million authorization and intend to spend the remaining $50 million by 2017. Already making progress to create shareholder value and return capital

The Right Board and Team To Deliver Long-Term Value for Shareholders

Steven W. Streit | Founder, Chairman CEO and over 8% Shareholder Invented the reloadable prepaid debit card and founded what is today named Green Dot in 1999 A “hands on” leader whose creative vision and consumer marketing prowess continues to generate the most successful and largest selling collection of prepaid products in the industry, including all of the company’s new prepaid cards, GoBank checking accounts and the new MoneyPak Presided over revenue growth from $39 million in 2005 and $377 million in 2010 to $699 million in 2015, a ten year CAGR of 33% and a five year CAGR of 13% while engineering numerous successful strategies to renew key customers and diversify revenue1 Primary relationship holder with the Company’s major business partners and key regulators Steve Streit is key to the execution of its Six-Step Plan and key to Green Dot achieving its goals and maintaining the Company’s strategic relationships 1 Revenues for 2010 and 2015 exclude the impact of stock-based retailer incentive compensation, a contra-revenue component of the Green Dot’s total operating revenues, of $13.4M and $2.5M, respectively. Revenues for 2015 also exclude the impact of $2.0M of certain co-op advertising costs recognized as contra-revenue under GAAP. Prior to 2015, Green Dot did not have any co-op advertising costs recorded as contra-revenue.

Timothy R. Greenleaf | Audit Committee Chair, Independent Director Serves as the Company’s Audit Committee Chair, which includes oversight of the Company’s Enterprise Risk Management Committee and Cybersecurity Provides unique, direct insight to navigate Green Dot’s complex and highly regulated and audited environment Seasoned private equity investor, tax attorney and financial advisor with private equity investor board experience Works closely with internal audit on oversight of holding company and bank compliance issues; has built a strong relationship with bank regulators and regularly attends regulatory exit exams

Michael J. Moritz | Independent Director Acclaimed venture capital investor, large Green Dot shareholder and current Chairman of Sequoia Capital Actively contributes ongoing strategic guidance and introductions to potential new business partners Provides invaluable firsthand insights into next-generation business models and technologies Contributes significant perspective from his experiences as a director at numerous prominent technology companies, including Google, LinkedIn, Yahoo, Flextronics, KAYAK and PayPal

Delivered on Promise to Expand Board with Exceptional New Independent Directors In February 2016, announced a process to work with top shareholders to identify strong new candidates to expand Green Dot’s Board of Directors Sought input from top ten shareholders to identify and recruit for highly-qualified directors. Harvest declined to collaborate Sought to add George Gresham, one of Harvest’s nominees, as part of this process; he declined to be appointed On April 11, 2016, announced the addition of three exceptional new independent directors with extensive financial technology and public company experience: Chris Brewster, recently retired CFO of Cardtronics Raj Date, Managing Partner of Fenway Summer, a venture capital firm focused on financial services; director of leading “FinTech” companies; first leader of the CFPB Bill Jacobs, Chairman of Global Payments and former MasterCard executive Concurrently announced the retirement of a non-independent director, meaning that the Board now includes nine independent directors and Mr. Streit Highly Experienced; Highly Relevant Highly Independent

What is Harvest Capital’s Agenda?

Green Dot’s Six-Step Plan For Growth vs Harvest’s High Risk Plan for Disruption Green Dot’s Six-Step Plan is specific and clear Green Dot’s progress on executing that plan is tangible and clear Harvest has offered no new ideas other than to make proposals that are not possible under the regulatory requirements and expectations applicable to a bank holding company like Green Dot – exemplifying Harvest’s lack of understanding of our business Harvest’s objective is to reset the Board and terminate the CEO at a time when we believe shareholders are just beginning to realize the financial rewards of the Company’s winning strategy and superior execution If Harvest succeeds in effecting change, it’s not clear what they would do next or if they even have a plan you can trust

Why Won’t Harvest Engage With Green Dot? GREEN DOT’S ATTEMPTS TO SETTLE WITH HARVEST Before Harvest voiced its concerns publicly, Green Dot and its board held multiple meetings and discussions with Harvest and offered to provide Harvest executives with temporary insider status, including regular ongoing updates with Green Dot’s board and management team, so that Harvest could independently assess Green Dot’s non-public strategic plans, its ongoing achievement of those plans and evaluate its future prospects. Harvest declined Green Dot’s offer. After the filing of Harvest’s 13D, Green Dot offered to collaborate with Harvest on the selection of directors for an expanded Board and subsequently offered Harvest the opportunity to name one member to be appointed immediately to Green Dot’s board. Harvest declined both offers, indicating it would not entertain any offers unless they included the prompt transition of our CEO and replacement of directors. Mr. Streit, Green Dot’s CEO, even offered to take no equity for two years and align his 100% performance-based cash incentive opportunity to be consistent with our Six-Step Plan. Harvest rejected the offer, indicating it would not entertain any offers unless they included the prompt transition of our CEO and replacement of directors. After Harvest publicly proposed its nominees, Green Dot convened a meeting of its Nominating and Corporate Governance Committee to assess Harvest’s nominees. The Committee concluded that while Mr. Fanlo and Mr. Livingston were not suitable for board service due primarily to negative findings from its investigation into their backgrounds and/or references, Mr. Gresham was suitable because he has relevant professional and industry experience and there were no negative findings from the Committee’s investigation into his background and references. As such, Green Dot reached out directly to Mr. Gresham and offered to immediately appoint him to Green Dot’s board. Mr. Gresham declined to be appointed to Green Dot’s board. After Mr. Gresham declined Green Dot’s offer to join its board, Green Dot delivered on its promise made to investors on its February 2016 earnings call and appointed three proven and exceptional new independent directors. Chris Brewster, Bill Jacobs and Raj Date joined the Green Dot board immediately upon their appointment on April 11, 2016. In addition, Green Dot announced the retirement of a non-independent director, meaning that the Board now includes nine independent directors and Mr. Streit.

Conclusion

Green Dot is Creating Significant Shareholder Value Don’t Disrupt the Company’s Positive Momentum Green Dot’s stock has appreciated 33% YTD through 4/15/16 Green Dot’s clear Six-Step Plan is on track – investors are just beginning to realize the financial rewards of the Company’s winning strategy and superior execution Harvest has no track record, has proposed no plan, doesn’t understand our bank holding company limitations, has proposed two questionable board nominees and has repeatedly refused to compromise Wrong time to effect board and senior leadership changes, disrupt key business and regulatory relationships and destabilize the Company’s ability to execute Voting for Harvest’s nominees will inject material risk and uncertainty into Green Dot’s future prospects and could deal a significant blow to our business momentum, thereby destroying significant franchise value

Vote the WHITE Card FOR all of Green Dot’s Nominees Protect Your Investment! YOUR VOTE IS IMPORTANT!   If you have questions or need assistance in voting your shares on the WHITE proxy card, please contact our proxy solicitor:   INNISFREE M&A INCORPORATED   Stockholders call toll-free: (877) 800-5186 Banks and Brokers call collect: (212) 750-5833   Please do NOT execute any proxy card you may receive from Harvest, as it could revoke any previous proxy you submitted. Only your latest-dated proxy counts.